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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2002

CROWN PACIFIC PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	93-1161833 (I.R.S. Employer Identification No.)
121 SW Morrison Street, Suite 1500, Portland, Oregon (Address of principal executive offices)	97204 (Zip Code)

Registrant's telephone number, including area code: 503-274-2300

CROWN PACIFIC PARTNERS, L.P.
FORM 8-K
INDEX

Item	Description	Page
Item 5.	Other Events	2
Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits	2
	Signatures	3

Item 5. Other Events

        On February 5, 2002, we announced that we had entered into two agreements to sell parcels comprising our entire Northern Idaho Tree Farm to Patriot Investments, LLC for an aggregate total of $189.5 million. Patriot Investments, LLC is managed by Forest Capital Partners, LLC, a Boston based private equity timberland investment firm. The net proceeds will be used to reduce our outstanding debt.

        The first transaction will comprise approximately 157,000 acres and is expected to close during the first quarter of 2002. The second transaction will comprise approximately 94,000 acres and is expected to close during mid 2002. The agreements give us the option to close the two transactions simultaneously. The net proceeds are subject to normal and typical post closing adjustments.

        We will realize a gain on the transactions, but holders of Common Units in the Partnership, in general, are not expected to recognize any taxable gain as a result of the transactions. It is expected that the original approximately 25 limited partners in the partnerships that contributed these assets to us in 1994, however, will be required to recognize a gain for tax purposes. We expect to contact these partners directly with further updates.

        Further details are set forth in the press release attached hereto as Exhibit 99.1.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(c)
Exhibits

        This list is intended to constitute the exhibit index:

99.1	Press release dated February 5, 2002 announcing the sale of timberlands to Patriot Investments, LLC.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 15, 2002	CROWN PACIFIC PARTNERS, L.P.
	By:	Crown Pacific Management Limited Partnership, as General Partner
	By:	/s/ RICHARD D. SNYDER
Richard D. Snyder Senior Vice President and Chief Financial Officer (Duly Authorized Officer and Principal Financial and Accounting Officer)

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CROWN PACIFIC PARTNERS, L.P. FORM 8-K INDEX
SIGNATURES